CANCER GENETICS

Empowering Personalized Cancer Treatment

December 14, 2018

William Finger
827 Carpenter Fletcher Road
Durham, NC 27713

RE: Employment Offer Letter

Dear Bill,

On behalf of Cancer Genetics, Inc. ("CGI or the Company"), I would like to take the opportunity to offer you the full-time position of Executive Vice President, Precision Medicine and Pharma Services effective January 2, 2018, reporting to Jay Roberts, CEO. Your employment offer will be under the following terms:

Salary - $9,615.38 bi-weekly (26 Pay periods per year), or $250,000 annualized.

Bonus - You will have the opportunity to earn additional compensation based on our bonus program with an annual target of up to 25% of your annual base. The bonus will be paid out based on the condition that the agreed upon performance goals are met.

Equity Compensation – The Company will award you Restricted Stock Options which will begin vesting after one year of Board Approval and vest in equal monthly increments over 48 months. You will receive 75,000 in Stock Options, and subject to formal approval by the Board of Directors.

Benefits - Eligibility for participation in health, dental, vision, life insurance, and disabilities coverage, as well as participation in the company 401(K) retirement plan, is the first of the month following your date of hire.

PTO and Company Holidays - You will be eligible to receive Paid Time Off (PTO) equivalent of 18 days for full calendar year. Additional information may be found in the PTO Policy, which you will receive during your boarding process.

Cancer Genetics provides 6 Company-paid holidays and 1 Floating Holiday per quarter in 2018.

Professional Development – Cancer Genetics, Inc. is dedicated to our core values of knowledge and innovation and towards building a Company that is aware and utilizes industry best practices. To ensure the Company's industry position we are committed to the professional development of our colleagues and executive management. You will be expected to monitor, measure, and manage industry best practices through professional associations and industry conferences and apply key best-practices to the CGI business and to your team's knowledge base and processes.

Your employment with the Company is at-will and neither this letter nor any other oral or written representations may be considered a contract of employment for any specific period of time. We recognize that you retain the option, as does the Company, to end the employment relationship at any time for any lawful reason or no reason, with or without notice. Your status as an at-will employee cannot be changed or modified except in a written agreement signed by you and the Company's CEO.

Your employment is contingent upon a positive background review and employment history screening typical for a position at CGI. Upon your acceptance of this offer, you will be provided with the Company's Employment Manual and the Code of Business Conduct and Ethics. Your employment is also contingent upon the return of your signed acknowledgement of receipt of these documents, and agreement to the terms in both of these documents which are incorporated by reference herein.

On your first day, you will be completing employment forms, **please bring appropriate documentation for the completion of your new hire forms, including proof that you are presently eligible to work in the United States for I-9 purposes.**

I am genuinely excited about you joining our team, and expect that Cancer Genetics will be greatly strengthened as a result of your contributions. If you have any questions about this offer letter, please feel free to contact me.

If the above terms and statements meet with your approval, please sign this letter in the spaces provided below to reflect your acceptance.

Sincerely,

John A. Roberts
Chief Executive Officer

Offer Acceptance:

I have read this offer of employment, understand it, and accept the offer on these terms. I understand that my employment is contingent upon receiving acceptable verification of required pre-employment screening, in addition to the requirements listed above. This offer of employment expires on December 21, 2018.

William Finger 12/14/18

William Finger